Exhibit 10.12

Springview Enterprises Pte Ltd
Block 203(A) Henderson Road #06-01
Henderson Industrial Park Singapore 159546
Tel: 6271 2282 , Fax: 6274 9711
ROC NO : 200204769G

Date:	2022/12/16

Client:	Springview Contracts Pte Ltd

Contractor ：	Springview Enterprises Pte Ltd

Duration:	1 year (1/1/2023-31/12/2023)

Projects:	To be provided by Springview Contracts Pte Ltd

Job responsibility	Springview Enterprises Pte Ltd will carry out and complete the Design, Construction and Maintenance of the works, and remedy any defects therein in comformity in all respects as instructed by SVC with respect to projects undertaken by Springview Contracts Pte Ltd.

Amount:	Contractor shall be reimbursed for materials, equipment rentals, direct labour, etc. and subcontractors as needed to perform services on a Cost Plus percentage markup. Such markup percentage(s) shall be 5%.

/s/ Lee Siew Yian	/s/ Heng Kong Chuan
Lee Siew Yian	Springview Contracts Pte Ltd
Director of Springview Enterprises Pte Ltd	Heng Kong Chuan